Exhibit 1.1

PEPSICO, INC.

Floating Rate Notes due 2028

3.300% Senior Notes due 2034

3.700% Senior Notes due 2038
4.150% Senior Notes due 2047

TERMS AGREEMENT

February 4, 2026

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell €500,000,000 of its Floating Rate Notes due 2028 (the “2028 Floating Rate Notes”), €650,000,000 of its 3.300% Senior Notes due 2034 (the “2034 Notes”), €850,000,000 of its 3.700% Senior Notes due 2038 (the “2038 Notes”) and €500,000,000 of its 4.150% Senior Notes due 2047 (the “2047 Notes,” and together with the 2028 Floating Rate Notes, 2034 Notes and 2038 Notes, the “Underwritten Securities”), subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-277003) filed with the Securities and Exchange Commission on February 12, 2024 (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.750% of the principal amount thereof for the 2028 Floating Rate Notes, 99.547% of the principal amount thereof for the 2034 Notes, 99.385% of the principal amount thereof for the 2038 Notes and 98.714% of the principal amount thereof for the 2047 Notes.

	Principal Amount of
Underwriters	2028 Floating Rate Notes	2034 Notes	2038 Notes	2047 Notes
BNP PARIBAS	€87,500,000	€113,750,000	€148,750,000	€87,500,000
Goldman Sachs & Co. LLC	87,500,000	113,750,000	148,750,000	87,500,000
Mizuho International plc	87,500,000	113,750,000	148,750,000	87,500,000
Morgan Stanley & Co. International plc	87,500,000	113,750,000	148,750,000	87,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	26,250,000	34,125,000	44,625,000	26,250,000
Barclays Bank PLC	26,250,000	34,125,000	44,625,000	26,250,000
ING Bank N.V., Belgian Branch	26,250,000	34,125,000	44,625,000	26,250,000
Société Générale	26,250,000	34,125,000	44,625,000	26,250,000
TD Global Finance unlimited company	26,250,000	34,125,000	44,625,000	26,250,000
ANZ Securities, Inc.	6,250,000	8,125,000	10,625,000	6,250,000
RBC Europe Limited	6,250,000	8,125,000	10,625,000	6,250,000
U.S. Bancorp Investments, Inc.	6,250,000	8,125,000	10,625,000	6,250,000
Total	€500,000,000	€650,000,000	€850,000,000	€500,000,000

The Underwriters agree to reimburse the Company for €1,650,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(a)(vii) of the Standard Provisions shall apply to the Underwritten Securities.

Section 9(c) of the Standard Provisions shall apply to this Agreement, as amended and restated as follows:

(c) If the applicable Terms Agreement specifically provides that this Section 9(c) shall apply to such Terms Agreement, then the Company hereby authorizes the Stabilizing Manager named in such Terms Agreement in its role as stabilizing manager (the “Stabilizing Manager”) to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization. The Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager), may over-allot Underwritten Securities or effect transactions with a view to supporting the prices of the Underwritten Securities at levels higher than those which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Underwritten Securities is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the date on which the Company received the proceeds of the issue and 60 calendar days after the date of the allotment of the Underwritten Securities. Such stabilization shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilizing Manager. Nothing contained in this paragraph (c) shall be construed so as to require the Company to issue in excess of the aggregate principal amount of Underwritten Securities specifically set forth in the applicable Terms Agreement.

Section 9(d) of the Standard Provisions shall apply to this Agreement. The Stabilizing Manager is Goldman Sachs & Co. LLC.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

Subsection (g) is added to Section 9 of the Standard Provisions:

(g) Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

(i) each of BNP PARIBAS, Goldman Sachs & Co. LLC, Mizuho International plc and Morgan Stanley & Co. International plc (each a “UK Manufacturer” and together the “UK Manufacturers”) acknowledges to each other UK Manufacturer that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Underwritten Securities and the related information set out in the Prospectus and announcements in connection with the Underwritten Securities; and

(ii) the other Underwriters note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Underwritten Securities by the UK Manufacturers and the related information set out in the Prospectus and announcements in connection with the Underwritten Securities.

Subsection (h) is added to Section 9 of the Standard Provisions:

(h) Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements or understanding between the relevant Underwriter and the Company, the Company acknowledges and accepts that a UK Bail-In Liability arising under this Agreement may be subject to the exercise of UK Bail-In Powers by the relevant UK resolution authority, and acknowledges, accepts, and agrees to be bound by:

(i) the effect of the exercise of UK Bail-In Powers by the relevant UK resolution authority in relation to any UK Bail-In Liability of any relevant Underwriter to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(A) the reduction of all, or a portion, of the UK Bail-In Liability or outstanding amounts due thereon;

(B) the conversion of all, or a portion, of the UK Bail-In Liability into shares, other securities or other obligations of any relevant Underwriter or another person (and the issue to or conferral on the Company of such shares, securities or obligations);

(C) the cancellation of the UK Bail-In Liability; and

(D) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(ii) the variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.

For the purposes of this Section 9(h) of the Standard Provisions:

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Bail-In Liability” means a liability in respect of which the UK Bail-In Powers may be exercised.

“UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the fourth sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iv) the eleventh and twelfth paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (v) the first and second full paragraphs of text on page S-2 in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	February 4, 2026
Time of Sale:	5:30 p.m. New York time on the Trade Date
Settlement Date (T+5):	February 11, 2026
Closing Time:	6:00 a.m. New York time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated February 12, 2024, preliminary prospectus supplement dated February 4, 2026 and free writing prospectus dated February 4, 2026
Title of Securities:	Floating Rate Notes due 2028	3.300% Senior Notes due 2034	3.700% Senior Notes due 2038	4.150% Senior Notes due 2047
Aggregate Principal Amount Offered:	€500,000,000	€650,000,000	€850,000,000	€500,000,000
Maturity Date:	February 11, 2028	February 11, 2034	February 11, 2038	February 11, 2047
Interest Payment Dates:

Quarterly in arrears on each February 11, May 11, August 11 and November 11, commencing on May 11, 2026; provided that, if any such interest payment date (other than any maturity date or earlier date of redemption) would be a day that is not a business day, such interest payment date will be the next succeeding day that is a business day (and no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after such interest payment date); except that if such next succeeding business day falls in the next succeeding calendar month, such interest payment date will be the immediately preceding business day; and provided further, that if any maturity date or redemption date is not a business day, then the related payment for such maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

		Annually in arrears on each February 11, commencing February 11, 2027	Annually in arrears on each February 11, commencing February 11, 2027	Annually in arrears on each February 11, commencing February 11, 2027

	The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Euro system’s real-time gross settlement system (T2), or any successor thereto, operates.
Interest Reset Dates:	Quarterly on each February 11, May 11, August 11 and November 11, commencing May 11, 2026	—	—	—
Benchmark Bund:	—	DBR 2.600% due August 15, 2033	DBR 4.000% due January 4, 2037	DBR 2.500% due August 15, 2046
Benchmark Bund Yield:	—	2.670%	2.955%	3.416%
Spread to Benchmark Bund:	—	+63.4 basis points	+75.7 basis points	+78.2 basis points
Mid-Swap Yield:	—	2.754%	2.982%	3.198%
Spread to Mid-Swap:	—	+55 basis points	+73 basis points	+100 basis points
Reoffer Yield:	—	3.304%	3.712%	4.198%
Coupon:	Applicable EURIBOR Rate plus 0.230%. The interest rate on the Floating Rate Notes due 2028 will in no event be lower than zero. The Applicable EURIBOR Rate during the initial interest period will be the Applicable EURIBOR Rate in effect on February 9, 2026.	3.300%	3.700%	4.150%

Applicable EURIBOR Rate:	Three-month EURIBOR determined in accordance with the procedures described under “Description of Notes—Floating Rate Notes” in the prospectus supplement.	—
Price to Public:	100.000%	99.972%	99.885%	99.339%
Redemption for Tax Reasons:	The issuer may redeem all, but not less than all, of the Underwritten Securities in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the Underwritten Securities to, but not including, the date fixed for redemption.
Optional Redemption:	—	Prior to November 11, 2033, make-whole call at comparable government bond rate plus 10 basis points; par call at any time on or after November 11, 2033.	Prior to November 11, 2037, make-whole call at comparable government bond rate plus 15 basis points; par call at any time on or after November 11, 2037.	Prior to August 11, 2046, make-whole call at comparable government bond rate plus 15 basis points; par call at any time on or after August 11, 2046.
Net Proceeds to PepsiCo (Before Expenses):	€498,750,000	€647,055,500	€844,772,500	€493,570,000
Use of Proceeds:	The issuer intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	ACTUAL / 360	ACTUAL / ACTUAL (ICMA)
CUSIP / ISIN / Common Code:	713448 GM4 / XS3291116369 / 329111636	713448 GP7 / XS3291117417 / 329111741	713448 GQ5 / XS3291117680 / 329111768	713448 GR3 / XS3291118068 / 329111806

Currency of Payment:	All payments of interest and principal, including payments made upon any redemption of the Underwritten Securities, will be payable in euro. If, on or after the issuance of the Underwritten Securities, the euro is unavailable to the issuer due to the imposition of exchange controls or other circumstances beyond the issuer’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Underwritten Securities will be made in U.S. dollars until the euro is again available to the issuer and so used.
Additional Amounts:	The issuer will, subject to certain exceptions and limitations, pay as additional interest on the Underwritten Securities such additional amounts as are necessary in order that the net payment by the issuer of the principal of and interest on the Underwritten Securities to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Underwritten Securities then due and payable.
Listing:	The issuer intends to apply to list the Underwritten Securities on the Nasdaq Bond Exchange and expects trading in the Underwritten Securities to begin within 30 days after the date of their issuance.
Minimum Denomination:	€100,000 and integral multiples of €1,000
Joint Book-Running Managers:	BNP PARIBAS Goldman Sachs & Co. LLC Mizuho International plc Morgan Stanley & Co. International plc
Senior Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. Barclays Bank PLC ING Bank N.V., Belgian Branch Société Générale TD Global Finance unlimited company
Co-Managers:	ANZ Securities, Inc. RBC Europe Limited U.S. Bancorp Investments, Inc.
Address for Notices to the Representatives:

BNP PARIBAS
16, boulevard des Italiens

75009 Paris

France

Attn: Fixed Income Syndicate

Goldman Sachs & Co. LLC
200 West Street

New York, New York 10282-2198

United States

Mizuho International plc
30 Old Bailey

London EC4M 7AU

United Kingdom

Morgan Stanley & Co. International plc
25 Cabot Square

Canary Wharf

London E14 4QA

United Kingdom

Attn: Head of Transaction Management Group, Global Capital Markets

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Stephen Schmitt
	Name:	Stephen Schmitt
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Ada Cheng
	Name:	Ada Cheng
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

By:	BNP PARIBAS

	By:	/s/ Rafael Ribeiro
		Name:	Rafael Ribeiro
		Title:	Managing Director

	By:	/s/ Christian J. Stewart
		Name:	Christian J. Stewart
		Title:	Managing Director

By:	GOLDMAN SACHS & CO. LLC
in its capacity as Underwriter and Stabilizing Manager

	By:	/s/ Karim Saleh
		Name:	Karim Saleh
		Title:	Managing Director

By:	MIZUHO INTERNATIONAL PLC

	By:	/s/ Manabu Shibuya
		Name:	Manabu Shibuya
		Title:	Authorised Signatory

By:	MORGAN STANLEY & CO. INTERNATIONAL PLC

	By:	/s/ Kathryn McArdle
		Name:	Kathryn McArdle
		Title:	Executive Director

By:	BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

	By:	/s/ Miguel Sousa
		Name:	Miguel Sousa
		Title:	DCM - VP

	By:	/s/ Adrien Ferrando
		Name:	Adrien Ferrando
		Title:	DCM Corporate Origination

By:	BARCLAYS BANK PLC

	By:	/s/ Emily Wilson
		Name:	Emily Wilson
		Title:	Authorised Signatory

By:	ING BANK N.V., BELGIAN BRANCH

	By:	/s/ Douwe van Duijvendijk
		Name:	Douwe van Duijvendijk
		Title:	Managing Director GCM

	By:	/s/ Valentine Goudt
		Name:	Valentine Goudt
		Title:	Head Legal Capital Markets

By:	SOCIÉTÉ GÉNÉRALE

	By:	/s/ Michael Shapiro
		Name:	Michael Shapiro
		Title:	Managing Director, Head of Debt Capital Markets

By:	TD GLOBAL FINANCE UNLIMITED COMPANY

	By:	/s/ Frances Watson
		Name:	Frances Watson
		Title:	Managing Director

By:	ANZ SECURITIES, INC.

	By:	/s/ Robyn Bedil
		Name:	Robyn Bedil
		Title:	Executive Director

By:	RBC EUROPE LIMITED

	By:	/s/ Elaine S. Murray
		Name:	Elaine S. Murray
		Title:	Duly Authorised Signatory

By:	U.S. BANCORP INVESTMENTS, INC.

	By:	/s/ Julie Brendel
		Name:	Julie Brendel
		Title:	Managing Director

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated February 4, 2026 (including the Base Prospectus dated February 12, 2024)
2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act
3.	Final Term Sheet dated February 4, 2026 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities